Oasis Petroleum Appoints Daniel E. Brown as Chief Executive Officer and Board Member
HOUSTON, April 14, 2021 /PRNewswire/ -- Oasis Petroleum Inc. ("Oasis" or the "Company") (NASDAQ:OAS) today announced that it has appointed Daniel E. "Danny" Brown as Chief Executive Officer effective April 13, 2021.  At the same time, Mr. Brown was also appointed to the Oasis Board of Directors.
Mr. Brown has 23 years of experience in the oil and natural gas industry having spent his career with Anadarko Petroleum Corporation, or one of its predecessors, until Anadarko was acquired by Occidental Petroleum in August 2019.  From October 2017 to August 2019, Mr. Brown served as Anadarko's Executive Vice President, U.S. Onshore Operations.  Prior to that position, he served as Executive Vice President, International and Deepwater Operations beginning in May 2017; Senior Vice President, International and Deepwater Operations beginning in August 2016; Vice President, Operations (Southern and Appalachia) beginning in August 2013; and Vice President, Corporate Planning beginning in May 2013.
Mr. Brown joined Anadarko in August 2006 upon the acquisition of Kerr-McGee Corporation, where he began his career.  In addition to those positions mentioned above, Mr. Brown held positions of increasing responsibility with Anadarko and Kerr-McGee throughout his career in U.S. onshore and Gulf of Mexico segments, as well as internationally.  Mr. Brown was also a director of Western Gas Equity Partners, LP and Western Gas Partners, LP from November 2017 to February 2019.  After the February 2019 simplification of those two MLPs, he served on the board of Western Midstream Partners, LP until August 2019, when the Anadarko-Occidental transaction was completed.  Since January 2020, Mr. Brown has served on the board of Beacon Offshore Energy LLC, a private-equity sponsored exploration and production company that is focused on the deepwater Gulf of Mexico.
Mr. Brown is a registered Professional Engineer in the state of Texas and serves on the board of Junior Achievement of Southeast Texas.  Mr. Brown holds a Bachelor of Science in Mechanical Engineering from Texas A&M University and an MBA from Rice University, where he was a Jones Scholar Award recipient.
Douglas E. Brooks, Oasis's Board Chair, commented, "On behalf of our Board of Directors, we are extremely pleased to welcome Danny Brown to assume our senior leadership role at Oasis.  Danny's impeccable reputation and extensive industry experience in a variety of leadership and operational positions at Anadarko and Kerr-McGee make him the perfect fit for our Company.  His skills are also highly complementary to our existing senior leadership team:  Taylor Reid, President and Chief Operating Officer; Michael Lou, Executive Vice President and Chief Financial Officer; and Nickolas Lorentzatos, Executive Vice President and General Counsel.  The Board is excited to have such a strong leadership team at Oasis as we develop and execute strategies to maximize shareholder value in a responsible fashion with a strong focus on our ESG values.
"Since I will now be serving only as Board Chair, the role of Lead Independent Director is no longer required under our bylaws.  Samantha Holroyd, who has served in that role, will continue as a director, including in her role as Chair of the Nominating, Environmental, Social and Governance Committee.  Samantha and the other members of that committee conducted a thorough and comprehensive search for our new CEO, and we believe the result is a strong endorsement of Oasis' future with Mr. Brown becoming our CEO."
Danny Brown, Chief Executive Officer, remarked, "I greatly appreciate the confidence shown by the board of directors in asking me to lead this exceptionally well positioned company with its well-respected management team and board, talented professionals, premier assets, pristine balance sheet, commitment to ESG and new strategic vision.  I look forward to working with our board, senior management, and our full complement of dedicated team members as we plan and execute our new path forward to maximize value for our stakeholders."
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company's filings with the SEC, including the Company's 2020 Annual Report on Form 10-K.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  There is no assurance that the goals, expectations, and timing herein can or will be met.  In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing its estimates as of any future date.  Oasis assumes no obligation to update its forward-looking statements.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.
About Oasis Petroleum Inc.
Oasis Petroleum, Inc. is an independent exploration and production company with quality and sustainable long-lived assets in the Williston and Delaware Basins.  The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States.  For more information, please visit the Company's website at www.oasispetroleum.com.
SOURCE Oasis Petroleum Inc.
For further information: Douglas E. Brooks, Board Chair; Michael H. Lou, Chief Financial Officer and Executive Vice President; and Bob Bakanauskas, Director, Investor Relations, (281) 404-9600